                                                                        EXHIBIT 99.1
FirstEnergy Nuclear Operating Company	For Release: January 20, 2006
76 South Main Street
Akron, OH 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Todd M. Schneider	Kurt Turosky
(330) 761-4055	(330) 384-5500
(330) 620-2895 (Cell)

FIRSTENERGY NUCLEAR OPERATING COMPANY SIGNS AGREEMENT
 WITH DEPARTMENT OF JUSTICE RELATING TO DAVIS-BESSE REACTOR
HEAD ISSUE

FirstEnergy Nuclear Operating Company (FENOC) today announced that it has entered into a deferred prosecution agreement with the U.S. Attorney’s Office for the Northern District of Ohio and the Environmental Crimes Section of the Environment and Natural Resources Division of the Department of Justice related to FENOC’s communications with the U.S. Nuclear Regulatory Commission (NRC) during the fall of 2001 in connection with the reactor head issue at the Davis-Besse Nuclear Power Station.

Under the agreement, the Department of Justice will refrain from seeking an indictment or otherwise initiating criminal prosecution of FENOC for all conduct related to the reactor head issue, as long as FENOC remains in compliance with the agreement, which the company fully intends.

“FENOC regrets the significant performance deficiencies that led to the reactor head issue and accepts full responsibility for the failure to accurately communicate with the NRC. We have learned much from this experience, and FENOC is a better and stronger company today than in 2001 when this occurred,” said FENOC President and Chief Nuclear Officer Gary R. Leidich. “The agreement closes an important chapter on the Davis-Besse reactor head issue for the company. FENOC will continue to focus on safe, reliable plant operations, and do nothing to retreat from its recovery nor erode the trust it has regained.”

FENOC has agreed to pay a penalty of $28 million. As part of the deferred prosecution agreement entered into with the Department of Justice, $4.35 million of that amount will be directed to community service projects with the agreement of FENOC and the Department of Justice. Recipients will include the Ottawa National Wildlife Refuge, Ottawa County Emergency Management Agency, University of Toledo Foundation for the College of Engineering, Cuyahoga Valley National Park and Habitat for Humanity International.

In entering into this agreement, the United States acknowledged FENOC’s extensive corrective actions at Davis-Besse, FENOC’s cooperation during investigations by the Department and the NRC, FENOC’s pledge of continued cooperation, FENOC’s acknowledgement of responsibility for the behavior of its employees and its agreement to pay a monetary penalty.

The problem with the plant’s reactor head was discovered by FENOC during a comprehensive inspection and promptly reported by the company to the NRC in March 2002. Subsequently, FENOC thoroughly investigated the causes of the problem, replaced the reactor head and made numerous staff changes as well as improved plant programs, equipment and safety culture. Davis-Besse has operated safely and reliably since restarting in March 2004.

A copy of the agreement was included by FirstEnergy as a Current Report on Form 8-K filed today with the Securities and Exchange Commission.

FENOC is a subsidiary of Akron, Ohio-based FirstEnergy Corp. (NYSE: FE), a registered public utility holding company.

Forward-looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney’s Office, the Nuclear Regulatory Commission and the various state public utility commissions (including the final outcome of further proceedings with respect to the Ohio companies Rate Certainty Plan), as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce factors), our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, circumstances which may lead management not to seek, or the Board of Directors not to grant, in each case in its sole discretion, authority for the implementation of a share repurchase program in the future, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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